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FINAL TRANSCRIPT
Nov. 02. 2006 / 4:30PM ET, USS - Q3 2006 U.S. Shipping Partners LP Earnings Conference Call

C O R P O R A T E P A R T I C I P A N T S

Paul Gridley
U.S. Shipping Partners - Chairman and CEO

Joe Gehegan
U.S. Shipping Partners - President and COO

Al Bergeron
U.S. Shipping Partners - CFO

C O N F E R E N C E C A L L P A R T I C I P A N T S

John Parker
Jefferies - Analyst

Ted Gardner
Raymond James - Analyst

P R E S E N T A T I O N

Operator

Good afternoon, ladies and gentlemen, and welcome to your Q3 2006 U.S. Shipping Partners, L.P. Earnings Conference Call.

[OPERATOR INSTRUCTIONS]

At this time I’d like to turn the call over to your host for today’s call, Mr. Paul Gridley.

Paul Gridley - U.S. Shipping Partners - Chairman and CEO

 Thank you and good afternoon. I’d like to welcome everyone to our third quarter 2006 earnings conference call. We appreciate your joining us today.

Before I give my remarks, allow me to read the following Safe Harbor Statement. Today’s conference call contains forward-looking statements which include any statements that are not historical fact. These statements involve risks and uncertainties including, but not limited to, insufficient cash from operations, a decline in demand, competition in the industry, adverse developments in the marine transportation business, OPA 90 phase-out requirements, delays or cost overruns in our vessel newbuilding program and other factors detailed in our annual report on Form 10-K and other reports filed with the SEC. If one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. We disclaim any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise, except as required by law.

If you have not received the earnings release and would like to get a copy, you may find it on our website, www.usslp.com.

From an operating perspective, our financial results in the quarter were on track with our expectations, taking into account that we had 69 off-hire days for vessel dry dockings during the quarter. This level of off-hire days was in line with our expectations.

From a strategic perspective, the third quarter was transforming for our Partnership. By refinancing the Partnership, we put in place the financing for the first three Manitowoc ATBs that we have committed to build. We have the right to cancel for a fee the fourth Manitowoc ATB. We also entered into a contract for the construction of nine new double-hull product tankers which, as we’ll discuss, was a key strategic position and arranged financing for the construction of at least the first five tankers.

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FINAL TRANSCRIPT
Nov. 02. 2006 / 4:30PM ET, USS - Q3 2006 U.S. Shipping Partners LP Earnings Conference Call

As we’ve discussed in previous communications, our industry, transportation of refined petroleum products and chemicals between U.S. ports on U.S. built ships, is facing very significant declines in available capacity as a result of mandatory phase-outs from transporting petroleum products of all non-double-hulled vessels by 2015 under the OPA 90 law. As a result, over the next 10 years, we believe that more than 60% of the existing tonnage over 30,000 deadweight tons in size, will be retired in contrast to steadily growing demand in our industry.

To address this significant opportunity, we’ve responded with a number of major initiatives. First, we are building a series of four, and possibly five, articulated tug barges, or ATBs, to serve the shorter haul deep sea chemical and petroleum products transportation markets in the United States. Second, we announced in the third quarter a series of nine new product tankers to be built by the General Dynamics NASSCO Shipyard in San Diego. Third, we are closely evaluating repurposing of our existing ITBs, or retrofitting them, to bring them into compliance with OPA 90.

Before turning the call over to Joe and Al for a review of operations and our financial results and also a discussion of life extension options for our eight ITBs, allow me to provide some additional color on our newbuilding programs.

Our ATB newbuild program is a significant part of our fleet renewal plan. Subsequent to the close of the third quarter, we secured a long-term charter for the second of our series of ATBs scheduled to be delivered in mid-2008. The charterer, an investment grade company, will utilize this vessel in its domestic coastwise trade in refined petroleum products and chemicals. This ATB is the first of a series to be constructed by Manitowoc Marine Group, the barge component, of Marianette, Wisconsin, and Eastern Shipbuilding Group, Inc., which will be constructing the tug component, of Panama City, Florida. These ATBs feature a flexible cargo system capable of carrying a broad spectrum of refined petroleum products and chemicals, a fuel-efficient main engine and a hull design which will allow service speeds generally in excess of standard ATB designs.

I’d like to take this opportunity to discuss the economics of the first two ATBs, which we have good visibility on. Our first ATB, which we anticipate to be delivered in April 2007, is fully covered by contracts of affreightment in our chemical transportation business. We anticipate that this ATB, which is specifically designed to carry chemical products, will contribute annualized EBITDA that is earnings before interest, taxes, depreciation and amortization, to the Partnership in excess of $9 million following delivery, per year. The second ATB is primarily intended to transport refined petroleum products. Based on the time charter that we recently entered into for this ATB, we expect this unit to generate estimated annualized EBITDA of approximately $8 million following its scheduled delivery in August of 2008. Based on the estimated construction costs of approximately $70 million for the first ATB and approximately $65 million for the second ATB, and the annualized EBITDA levels we expect these ATBs to generate, we expect these ATB projects to be accreted to the Partnership’s distributable cash flow.

We continue to engage in discussions with other customers regarding the remaining ATB units we have under contract with Manitowoc and Eastern with delivery dates scheduled in November 2008, August 2009 and November 2009, respectively. We also expect each of these ATBs to contribute annualized EBITDA in the $8 to $9 million range, depending on cargo base and nature of the charter. Finally, I would like to point out that our new ATBs will not need to be dry-docked until five years following delivery and are expected to have minimal capital expenditures associated with them for several years following their in-service dates. The first dry-dock is estimated to cost approximately $1.5 million and to require only 25 off-hire days compared with our normal provision of $6 million and 55 days off-hire for our ITB fleet.

With regard to the project to construct nine 49,000 deadweight ton tankers with options for five additional tankers with General Dynamics NASSCO in San Diego, we believe that our order, together with orders by our competitors at other shipyards, have substantially utilized for the next several years all of the United States’ shipyard capacity available to economically construct deepwater tankers. The first tanker is scheduled for delivery in mid-2009 with the subsequent tankers following every six to eight months thereafter.

To finance the tanker construction project, we formed a $500 million joint venture with affiliates of the Blackstone Group and other investors that will fund at least the first five tankers of the series. Affiliates of the Blackstone Group and other investors have committed $325 million of debt and $105 million of equity to the joint venture, of which U.S. Shipping has committed $70 million of equity. This joint venture enabled the Partnership to establish a $1 billion new tanker program for an equity capital contribution of $70 million. Other than the Partnership’s equity contribution to the joint venture, all debt and other obligations of the joint venture are non-recourse to U.S. Shipping Partners.

The Partnership has rights, which were important in our decision to proceed with the joint venture, to acquire the tankers from the joint venture as they are constructed. The Partnership has the option, but not the obligation, to purchase tankers upon completion of construction from the joint venture at specified prices, subject to certain conditions. In addition, we will have certain rights of first offer even if the Partnership does not exercise these options.

We are currently in active discussions with potential customers and we believe that we will be able to secure long term charters for these new tankers in advance of scheduled delivery.

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FINAL TRANSCRIPT
Nov. 02. 2006 / 4:30PM ET, USS - Q3 2006 U.S. Shipping Partners LP Earnings Conference Call

This tanker program has significant potential economic and strategic benefits for the partnership. Assuming the Partnership purchases all nine tankers from the joint venture, this program, together with the ATB program, dramatically reduces the average age of our fleet from 23 years in 2006 to 10 years for the product tanker fleet in 2014 and 13 years for the entire fleet in that year. We have the opportunity also to earn significant fee income for managing construction, chartering and delivery of tankers for the joint venture. In addition to certain oversight fee for managing the joint venture, the Partnership can receive aggregate fees of up to $2.25 million per tanker constructed by the joint venture, subject to certain performance conditions. We have already received a $4.5 million arrangement fee in the third quarter. These fees are includable in DCF pursuant to our partnership agreement.

We believe the ATB and tanker programs strengthen our market position in our industry and in our relationship with major energy companies, which we believe will have a positive effect on our ability to charter our existing ITBs and other vessels on favorable terms, especially because our ITBs can act as a bridge to delivery of the tankers.

I would like to briefly address our views on the Partnership’s ability to grow its distribution, which is currently a quarterly distribution of $0.45 per unit, or $1.80 per unit annualized. I would like to highlight the fact that both management and our initial financial sponsors, Sterling Investment Partners, have a significant combined ownership percentage of about 23% in U.S. Shipping, and in fact, both parties purchased additional equity during the offering this past summer. To date, we have focused on decreasing the average age of our fleet through our fleet renewal plan. The Partnership reviews, on a regular basis, whether to increase its distribution based on ongoing operating and financial results and other business factors. Furthermore, none of our financial arrangements prohibit us from raising the distribution if we are performing in accordance with our expectations.

With these introductory comments complete, I will now turn the call over to Joe Gehegan who will discuss the operational activities of our Partnership during the third quarter. Joe?

Joe Gehegan - U.S. Shipping Partners - President and COO

Thank you, Paul. Good afternoon.

To date, 2006 has been and will continue to be a heavy dry-dock year with two scheduled dry docks completed and two more scheduled. We expect these dry-docks to result in total CapEx for 2006 of $19.5 million. 2007 will be a much lighter year with only two vessels going into dry-dock during that year for an estimated $12 million.

Dry-dock expenditures will continue to be light in 2008 and 2009 with $12 million and $3 million reserved, respectively. Correcting for dry-dock days lost, we enjoyed an operationally strong quarter. Our two ITBs not committed to long-term contracts were fully employed on short-term time charters with regular customers. With demand for refined products and chemicals strong, the fundamentals of our base business remain strong.

We are pleased to have secured a long-term charter for the second ATB in our series. As Paul indicated, we are in conversations with our customers regarding charters for the remaining ATBs in the series.

As I just mentioned, we have successfully completed two of the four scheduled dry-docks in 2006. The Charleston completed dry-dock at a cost of approximately $5.2 million and returned to service in July, while the Groton completed dry-dock at a cost of approximately $5.2 million and returned to service in August. The Mobile and the Chemical Pioneer are scheduled for dry-dock during the fourth quarter of this year with estimated costs of $5.1 million and $4.1 million, respectively. This $4.1 million number includes a $0.5 million upgrade to the Chemical Pioneer we are undertaking to allow the vessel to fulfill a contract in affreightment that we have already entered into to carry a highly sensitive chemical product. Incremental revenues related to carriage of this specialty chemical product will be accretive. Payback from this one-time expenditure is expected to approximately one year. Excluding this upgrade, CapEx for 2006 is expected to be on budget.

The Partnership is currently undertaking a study of either retrofitting the ITBs with an internal double hull or repurposing the ITBs to carry products other than petroleum products or a combination of the two. We believe there are significant opportunities to repurpose these vessels so that they may continue trading past their current OPA 90 lives, which range from 2012 to 2014.

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FINAL TRANSCRIPT
Nov. 02. 2006 / 4:30PM ET, USS - Q3 2006 U.S. Shipping Partners LP Earnings Conference Call

As previously disclosed, we have received preliminary advice from the United States Coast Guard that the aggregate weight of the additional steel to be added in connection with the retrofit of our ITBs is in excess of the weight that can be added in a foreign shipyard without losing the Jones Act qualification for the vessel. We have appealed this decision but even if the decision is not reversed, we believe we would still be able to complete a substantial portion of the retrofit in a foreign shipyard, most likely China or Singapore, substantially reducing costs.

As I have previously disclosed, in order to address completion issues experienced by Southern New England Shipyard Company, or SENESCO, on June 1, 2006 pursuant to a settlement with SENESCO, the Partnership cancelled its agreement with SENESCO to construct our first ATB unit and took possession of the tug and barge under construction. SENESCO has paid the Partnership $21 million to cover a portion of the cost overruns. The Partnership has hired a naval architecture and marine engineering firm to manage and supervise the completion of the ATB.

The Partnership currently expects that the net cost to construct the ATB unit, after giving effect to the payment of $21 million by SENESCO and expected credits, will be approximately $70 million. Of these estimated amounts, $35 million has been paid through September 30, 2006. We anticipate this ATB will be delivered in April 2007 and it is already fully covered by contracts of affreightment.

I would like now to turn the call over to Al Bergeron, our CFO. Al?

Al Bergeron - U.S. Shipping Partners - CFO

Thanks, Joe.

This is the first quarter where our financial statements include the impact of the joint venture. I will discuss some aspects concerning the joint venture accounting treatment in a moment.

From an operating perspective, the third quarter was in line with our expectations, though our financial results were impacted by three significant factors. The two scheduled dry dockings, the financial impact of the product tanker joint venture and the refinancing. Although in line with our expectations, the scheduled dry docking resulted in increase of off-hire days compared to the third quarter 2005. The formation of the joint venture on August 7 impacted the partnership’s financial statement since the joint venture is consolidated for reporting purposes, although the joint venture’s results are excluded from covenant calculations pursuant to the partnership’s debt instruments. The partnership’s refinancing in August 2006 allowed us to fully fund construction of ATBs two through four and our contribution to the joint venture. In addition, the connection with the closing of the joint venture, the Partnership received a $4.5 million arrangement fee which is included in distributable cash flow but not reflected in our results of operations.

As a summary of what has been disclosed in our earnings release, revenues from the third quarter ended September 30, 2006 increased by $5.9 million to $38.5 million from $32.6 million in the same period last year. The increase is primarily due to the addition of the Houston and the Sea Venture which were placed into service in October 2005 and June 2006, respectively. These two vessels contributed $6.5 million of revenue for the quarter. Additionally, an increase in time charter equivalent rates of approximately 6% on the remaining fleet has added approximately $1.9 million of revenue. Partially offsetting these increases was the $2.5 million decrease due to reduced vessel operating days resulting from the dry docking of the Charleston and the Groton.

The net loss for the third quarter ended September 30, 2006 was $0.4 million as compared to net income of $4.5 million for the three months ended September 30, 2005. The loss is partially the result of a $2 million increase in interest expense, net of interest income, due to higher interest rates and higher outstanding borrowings. The Partnership also recorded a $2.5 million loss on debt extinguishment and a $1.9 million gain on the termination of interest rate swaps during the third quarter of 2006 as a result of the August refinancing. Additionally, during the third quarter 2006, the Partnership recorded an expense of $0.25 million for a fee paid to Sterling Investment Partners, a related party. The fee related to the advisory services provided by Sterling during the Partnership’s August 2006 refinancing. Increased interest expenses partially offset by interest income earned on the escrow accounts funded in August for the joint venture and for the ATB commitments. Distributable cash flow was $12.9 million for the three months ended September 30, 2006 and approximately 1.54 times the amount needed to cover the cash distribution of $8.4 million. For the nine months ended September 30, 2006, distributable cash flow was $28.4 million or approximately 1.23 times the amount needed to cover the cash distribution of $23.1 million declared in respect of the period.

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FINAL TRANSCRIPT
Nov. 02. 2006 / 4:30PM ET, USS - Q3 2006 U.S. Shipping Partners LP Earnings Conference Call

EBITDA was $12.1 million for the three months ended September 30, 2006, a decrease of $0.1 million from EBITDA of $12.2 million for the three months ended September 30, 2005. The addition of the Houston and the Sea Venture contributed $1.4 million of additional EBITDA. An improved spot market and faster voyage turnaround time helped increase time charter equivalent rates. In connection with our August refinancing, we recorded a gain on the termination of our interest rate swap of $1.9 million and a $2.5 million loss on debt extinguishment. EBITDA was further impacted as a result of off-hire time for the two dry-dockings. Vessel operating expenses increased as a percentage of revenue during the three months and nine months ended September 30, 2006 due to the fact that the vessel expenses continued to be incurred, such as crew wages and insurance, during dry-docks. A reconciliation of EBITDA to our net (loss) income is contained in our press release.

We have considered the impact on our remaining dry-docks and believe that the Partnership’s distributable cash flow for 2006 will meet or exceed the minimum quarterly distribution. Our cash distribution for the third quarter as declared by the Board of Directors will be approximately $8.4 million, or $0.45 per unit. The distribution is payable on November 15, 2006 to unitholders of record on November 10, 2006.

Now I’d like to make some comments about our capital structure. With the refinancing we fully funded three of the four ATBs on order with Manitowoc and Eastern plus our equity contribution to the joint venture. The interest income on our cash and our restricted cash is earned by the Partnership and is included in DCF. Of course, I’d like to remind you that the Partnership is carrying debt related to these assets which, when delivered during 2008 and 2009, will generate significant EBITDA. As Paul discussed, we expect that the first two ATBs to be accretive when placed in-service based on their estimated cost and charters and assuming that there are no substantial delays in their anticipated in-service dates. We expect to be able to obtain similar charters on subsequent ATBs.

It is also important for us to stress that in looking at the Partnership’s balance sheet, the joint venture’s debt and construction in progress are included. However, the liabilities of the joint venture are non-recourse to the Partnership except to the extent of our unpaid capital commitment to the joint venture, which amount is fully funded in escrow. Therefore, to assess the financial condition and results of the Partnership, and the effect of the joint venture, it is important to read the notes to our financial statements included in our form 10-Q.

In conclusion, I’d like to address the payment schedule for the ATB program and joint venture escrow accounts. Based on our current estimates, we will draw down approximately $17 million during the fourth quarter 2006, $74 million during 2007, and $118 million during 2008. Based on these estimates, we will have approximately $208 million remaining in escrow at the end of this year, $134 million at the end of 2007, and $17 million at the end of 2008. These amounts are subject to change due to changes in steel prices and the pace of construction. It is important to note that the interest income will decrease as the cash is expended.

I’d like to turn the call back over to the moderator for questions.

 Q U E S T I O N  A N D  A N S W E R

Operator

Thank you, sir. [OPERATOR INSTRUCTIONS] Sir, I have your first question today coming to you from John Parker from Jefferies.

John Parker - Jefferies - Analyst

I was wondering if you could comment on the increase in the vessel operating expenses over the trailing quarter. It seems like it is up over $2 million.

Paul Gridley - U.S. Shipping Partners - Chairman and CEO

Al, could you comment on that?

Al Bergeron - U.S. Shipping Partners - CFO

Yes, it’s principally because of the dry-docks, because of the loss of the on-hire days.

Paul Gridley - U.S. Shipping Partners - Chairman and CEO

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FINAL TRANSCRIPT
Nov. 02. 2006 / 4:30PM ET, USS - Q3 2006 U.S. Shipping Partners LP Earnings Conference Call

 We have a lot of the same, sustained costs when our vessels go into dry dock as we do when they’re operating, obviously not the exact same level but we tend to keep our crews on the ships. Typically, we lay off the unlicensed seafarers but the officers are usually kept on. The dry docks are usually brief enough that it doesn’t pay to send a crew home and then bring them back. So there tends to be, despite our best efforts to optimize costs during dry docks, a higher level of ongoing costs relative to revenue days than during non dry dock periods.

John Parker - Jefferies - Analyst

But the absolute number went up from the second quarter. You’d expect it to be flat with the crews staying on payroll, but why did it go up by $2 million?

Al Bergeron - U.S. Shipping Partners - CFO

Yes, the reason for that is that we have an additional vessel in the mix.

John Parker - Jefferies - Analyst

That was there for a portion of the second quarter, right?

Al Bergeron - U.S. Shipping Partners - CFO

Yes.

John Parker - Jefferies - Analyst

All right. Also, can you break out the capitalized interest for the third quarter?

Al Bergeron - U.S. Shipping Partners - CFO

If you can just give me one second, please.

John Parker - Jefferies - Analyst

Sure, if you want to move on, I’ll withdraw and you can get it to me later.

Paul Gridley - U.S. Shipping Partners - Chairman and CEO

Al, do you want to move on?

John Parker - Jefferies - Analyst

Yes, no further questions from me. You can give that information to me later, Al.

Al Bergeron - U.S. Shipping Partners - CFO

Will do so.

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FINAL TRANSCRIPT
Nov. 02. 2006 / 4:30PM ET, USS - Q3 2006 U.S. Shipping Partners LP Earnings Conference Call

John Parker - Jefferies - Analyst

Thanks a lot.

Operator

Okay, thank you sir. We’ll move to Ted Gardner from Raymond James.

Paul Gridley - U.S. Shipping Partners - Chairman and CEO

Hi, Ted.

Ted Gardner - Raymond James - Analyst

Hey, how are you guys doing?

Paul Gridley - U.S. Shipping Partners - Chairman and CEO

We’re good, thanks.

Ted Gardner - Raymond James - Analyst

 Just a couple of quick questions. You spend a lot of time talking about the first two ATBs and then the nine new vessels from the JV but I was just wondering if you could give us a little bit of an update on the whole repurpose versus retrofit discussion on the existing ITBs?

Paul Gridley - U.S. Shipping Partners - Chairman and CEO

 Sure, would be glad to. We are very positive on that issue. There is, we think, a very real potential market for retrofitted vessels that have high cubic capacity and are in good condition. We think there are a limited number of vessels that are trading the Jones Act today that would be suitable for retrofitting.

We note that one of our competitors is currently retrofitting in China two vessels that are quite similar to ours, which we have always believed would be candidates for retrofitting and those two are, in fact, getting retrofitted. So we’ve seen money invested in that. We are evaluating. We’ve already done a complete engineering study on it. We’ve received bids in from Chinese to Singaporean yards. We believe that these bids for retrofitting are certainly interesting bids. They’re within reasonable, we believe, economic ranges and we are going to be making decisions about when and whether to retrofit, based on our continuing ongoing conversations with customers as well as finalization of prices.

But we do believe, as we have articulated before, that there is going to be a two-tier market in our industry where the most selective energy companies will want new steel and new tonnage. Other companies, we believe, will be happy with vessels that are high quality vessels that are compliant with OPA 90. So we’re interested in serving both tiers of this market and we’re actively pursuing that.

I might just add that we’ve also received inquiries from a couple of our chemical customers very interested in shifting pelletized plastics off the rail onto the water just because of the extremely high rail rates that are prevailing out there for the chemicals. So much ethanol’s moving in this country that the ethanols have tended to hike the chemical rates because they’re easier to move and move on unit trains. So as a result, we’re seeing some benefit from that. Our vessels could readily be repurposed into dry vault carriage at, we think, a very acceptable investment cost. So we’re looking at both those and we think that these vessels have a very high, certainly a good chance, of trading well beyond their OPA lives.

Ted Gardner - Raymond James - Analyst

Okay. Are you guys at liberty to say what those bids are coming in at yet?

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FINAL TRANSCRIPT
Nov. 02. 2006 / 4:30PM ET, USS - Q3 2006 U.S. Shipping Partners LP Earnings Conference Call

Paul Gridley - U.S. Shipping Partners - Chairman and CEO

 No, we really can’t comment on that but we have this under very close review and we’ll be sharing as soon as we get these numbers honed down and some decisions made, we’ll be of course sharing that with our unit holders.

Ted Gardner - Raymond James - Analyst

Okay. And secondly, Joe mentioned, and I didn’t catch all of it, I’m afraid, about potentially losing the Jones Act status of one of the vessels based on the steel weight?

Paul Gridley - U.S. Shipping Partners - Chairman and CEO

 Yes, let me clarify that. Basically the Coast Guard lets you add up to 10% of the steel weight of the vessel on a foreign shipyard without it losing its Jones Act trading status. The issue we’re debating with the Coast Guard is a somewhat technical one because the Coast Guard is taking a position that we can only add 10% of the weight of the barge part of our ITB whereas we believe we should be able to add 10% of the weight of the tug and the barge combined.

If we lose this appeal, which we think we have a good chance, frankly, of winning this appeal. But even if the Coast Guard ends up holding us to 10% of the barge weight, we still believe that the amount of new steel which would have to be added to convert us is only around 11% so we think that we’ll be able to do 90% or so of the work in a foreign shipyard. We don’t think that’s going to substantially and materially increase the cost. It would add some days. It would add some cost. So we’re obviously trying to go for the best outcome we can. But whichever way the Coast Guard ruling goes, we’ll be able to do probably 85 to 90% of it in a foreign shipyard.

Ted Gardner - Raymond James - Analyst

Okay. Does it have any impact at all on its revenue generating ability?

Paul Gridley - U.S. Shipping Partners - Chairman and CEO

 No, it wouldn’t have any impact on its revenue generation at all. What you do is, as I say, if we ended up having to use the barge weight only, we would do most of the work in a foreign shipyard and we’d find some straight plate or other work that would be done in the U.S. that would bring us into compliance with the rules.

Ted Gardner - Raymond James - Analyst

Okay, thanks guys.

Paul Gridley - U.S. Shipping Partners - Chairman and CEO

Sure.

Al Bergeron - U.S. Shipping Partners - CFO

 If I could just respond to the Jefferies analyst. The question was “What is the capitalized interest in the third quarter?”, and it’s $2.3 million, $1.2 million on the ATB project, and $1.1 million on the tanker project.

Operator

Okay, thank you, sir. [OPERATOR INSTRUCTIONS] Sir, I have no further questions for you at this time.

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FINAL TRANSCRIPT
Nov. 02. 2006 / 4:30PM ET, USS - Q3 2006 U.S. Shipping Partners LP Earnings Conference Call

Paul Gridley - U.S. Shipping Partners - Chairman and CEO

Okay, well, we appreciate everyone tuning in to the call and we look forward to talking with you on our next earnings call. Thank you very much.

Operator

Thank you, sir. Thank you again, ladies and gentlemen. This brings your call to a close.

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